Exhibit 4.1

OTE SA
General Directorate of Human Resources	Maroussi, 19/5/2008
General Directorate of Finance	G. Sintetas
No.: 27/ 2
PROPOSAL
TO: the Chairman of the Board of Directors and CEO
RE: Special Personnel Benefits
(Introduction of a Long-Term Plan for the Provision of Stock Option Rights)
This plan (“OTE and COSMOTE Group Executives Plan” or “Plan”) is established by OTE SA (“OTE” or “Company”):
a)	In replacement of the existing stock option plan, which was approved by a resolution of the General Meeting of the Company’s Shareholders dated 03.04.2007 and is being implemented by means of a resolution of the Company’s Board of Directors passed at its meeting dated 20.12.2007 (item 2nd)

b)	To also include the executives of COSMOTE Group after the delisting of the shares of COSMOTE S.A. (“COSMOTE”) from the Athens Exchange (ATHEX), in replacement of the existing stock option plan of COSMOTE (“Pre-existing COSMOTE Plan”).
The co-competent General Directorates of Human Resources and Finance cooperated to create a new plan, more flexible and functional than the existing, which has the following characteristics:
•	It allows for the integration in the Plan of executives that are placed in positions of responsibility during the plan’s period of effect.

•	It connects the compensation of Executives with the achievement of high company goals, through the discount provided during the exercise of the rights, depending on the level of achievement of said goals.

•	It integrates OTE and COSMOTE executives in one Plan.
The goal of the Plan is to recognize the contribution and participation of the executives of OTE and COSMOTE group of companies in the increase of the Company’s value, through the provision of OTE stock option rights. In particular, it aims:
▪	To motivate the included executives (“Executives”) towards the achievement of high personal and company performance, creating value for OTE shareholders.

▪	To achieve the harmonization of the contribution and the results of the participating Executives with the strategy of OTE, in order to enforce a high performance culture.
Following the above, we hereby propose that you suggest to the Board of Directors the approval of a proposal to be submitted to the upcoming Ordinary General Meeting of the Shareholders, in order to:
I.	Establish and implement a Plan for the Provision of Stock Option Rights of the Company, based on Performance Criteria, to Executives of the Company and its affiliated companies, within the meaning of article 42[e] of Codified Law 2190/1920 (hereinafter “Plan”), in order to strengthen
Stock Option Plan

the motivation of such Executives, for the achievement of the Company’s long-term goals and for the increase of value for the Company and its shareholders.
The basic terms of the Plan are the following:
1.	Determination of the participants

The following have the right to participate in the plan:
(i)	The CEO, the General Directors, the Deputy General Directors, the Legal Counsel, the Heads of Directorates and the Heads of Sub-Directorates / Districts / Units of OTE. In the event of a change in the organizational chart, persons entitled to participate in the Plan will be those who, by virtue of the new organizational chart, occupy positions of rank equivalent to the above.

(ii)	The CEOs of the companies specified below, which are affiliated to the Company, within the meaning of article 42[e] of Codified Law 2190/1920:
•	OTE International Solutions S.A. under the distinctive title OTE Globe

•	OTE ESTATE S.A. under the distinctive title OTE Estate and

•	ROMTELECOM S.A.
provided that the activities of these companies affect the price of the share of OTE, as parent company, as well as the general evaluation of the stock by the investors.

(iii)	Executives of COSMOTE and the companies of COSMOTE Group, as set out in paragraph 1 of this proposal.
2.	Content and Classification of Stock Option Rights
2.1.	The Rights are categorized in Basic and Additional Stock Option Rights.

Basic Stock Option Rights are those granted once to the Executives included in the Plan for the first time and are not granted again during the Plan’s period of effect.

Additional Stock Option Rights are those granted on an annual basis to Executives, to whom Basic Stock Option Rights or Pre-existing Basic Rights have already been granted.
Stock Option Plan

By exception,
i.	OTE Executives to whom Basic Stock Option Rights were granted during 2007, by virtue of the Pre-existing OTE Plan,(hereby “Pre-existing Basic OTE Executives Rights”), will maintain these rights and Basic Stock Option Rights will not be granted to them anew.

ii.	The existing Basic and Additional Stock Option Rights for the purchase of COSMOTE shares that have already been granted by COSMOTE to the COSMOTE Group Executives during the years 2005, 2006 and 2007, by virtue of the Pre-existing COSMOTE Plan, are replaced in their entirety by an equal number of Basic and/or Additional Stock Option Rights respectively for the purchase of OTE Shares (“Pre-existing Basic or Additional COSMOTE Executives Rights”).
2.2.	Subject to the conditions of participation and the schedule, both of which are described in detail in the following paragraphs of the Plan, the Stock Option Rights of those participating therein will be converted into Definitive Rights, which, calculated on the basis of the Preferential Selling Price, will be equal to:
2.2.1.	For the executives of OTE and its subsidiaries, as described in the foregoing paragraph 1.(i) and 1.(ii):
2.2.1.1.	With respect to the Basic Rights
a)	for the CEO, the General Directors, the Deputy General Directors and the Legal Counsel of OTE, to a maximum of five (5) Annual Gross Salaries of each participant,

b)	for the CEOs of the subsidiaries set out in the foregoing paragraph 1.(ii), to a maximum of two (2) Annual Gross Salaries of each participant

c)	to the Heads of Directorates shall be granted a maximum of 20,000 Rights.

d)	to the Heads of Sub-Directorates/ Districts / Units shall be granted a maximum of 10,000 Rights.
2.2.1.2.	With respect to the Additional Stock Option Rights
The number of Additional Stock Option Rights granted to the participants at the Preferential Selling Price shall be equal to a maximum of one (1) Annual Gross Salary for the CEO of OTE, the CEOs of the subsidiaries, the General Directors, the Deputy General Directors and the Legal Counsel of OTE, a maximum of 6,000 Rights for the Heads of Directorates and a maximum of 3,500 Rights for the Heads of the Sub-Directorates / Districts / Units.
2.2.2.	For the executives of COSMOTE and of the companies of COSMOTE Group, as in paragraph 2 of the Annex.
2.3.	The Stock Option Rights are granted by the Board of Directors of the Company in October of each year, in accordance with the conditions of participation and the schedule provided herein.

2.4.	The Stock Option Rights confer upon the participants the right to purchase, under the terms of the Plan, common, registered stocks of OTE, listed on the ATHEX (“OTE Shares “), in a number equal to the granted Stock Option Rights.
Stock Option Plan

2.5.	It should be specified that:
2.5.1.	For the purposes of this Plan, the Annual Gross Salary of each participant shall be deemed to be the amount resulting after multiplying by fourteen (14) the monthly gross salary of such participant for the month preceding the granting of Basic or Additional Option Rights.

2.5.2.	If a participant is hired in the month of granting of Basic Stock Option Rights, the number of Basic Stock Option Rights to be granted to such participant shall be calculated by taking into account the current monthly gross salary of such participant.
3.	Conditions for granting Stock Option Rights

The conditions for granting Basic or Additional Stock Option Rights is an Executive to:
3.1.	Refrain from any action, act or activity which constitutes competition towards the activities of OTE Group of Companies.

3.2.	Refrain from any behaviour which affects or is in conflict with the interests of the OTE Group of Companies.

3.3.	Demonstrate due diligence in the exercise of the duties assigned to him/her throughout the period of time until the granting of the Basic or Additional Stock Option Rights.

3.4.	Refrain from any unprofessional or inappropriate behaviour as well as from any action which entails disciplinary or penal sanctions.
4.	Integration in the Plan and granting of Stock Option Rights
4.1.	The integration in the Plan of Executives entitled, according to the terms of this present, to participate therein shall take place by resolution of the Board of Directors of OTE, after a proposal of the General Directorate of Human Resources of OTE (in respect of OTE Executives) and the Board of Directors of COSMOTE (in respect of Executives of COSMOTE Group of Companies). Such resolution shall be passed in October of each year. By same resolution shall take place the granting of the Rights, on one hand, and the determination of the Preferential Selling Price of the said Stock Option Rights on the other, according to the terms of this present. In the event that the resolution of the Board of Directors is passed later than October (even in the following year), it shall be retrospectively valid as of October.

4.2.	The date of granting of the Basic or Additional Stock Option Rights shall be October 31st of the year for which the Board of Directors’ resolution mentioned in paragraph 4.1 (“Year of Granting”) is valid, regardless of the time of passing such resolution.

4.3.	During the Plan, OTE (with respect to OTE Executives) and COSMOTE (with respect to Executives of COSMOTE Group of Companies) shall inform the beneficiaries with letters, in which, among others, the number of the Stock Option Rights, the Preferential Selling Price, the Preferential Purchase Price, the time of converting the Stock Option Rights to Definitive Rights to Purchase OTE Shares and in general, the essential terms of the Plan shall be determined.
Stock Option Plan

5.	Conversion of Stock Option Rights into Definitive Rights to Purchase OTE Shares
5.1.	Basic Stock Option Rights:

The Basic Stock Option Rights shall be converted into Definitive Rights to Purchase OTE Shares as follows:
i)	40% upon completion of the first year from the Granting Date,

ii)	30% upon completion of the second year from the Granting Date, and

iii)	the remaining 30% upon completion of the third year from the Granting Date.
5.2.	Additional Stock Option Rights:

Any Additional Stock Option Rights granted each time shall be converted into Definitive Rights to Purchase OTE Shares upon the completion of the third year from the Granting Date.

5.3.	Pre-existing Basic and/ or Additional Rights
5.3.1.	The Pre-existing Basic Rights of OTE Executives shall be converted into Definitive Rights to Purchase OTE Shares, as follows:

Granting Year
to OTE Executives	Conversion Year of Basic Rights
31.10.2008 (40%)
2007	31.10.2009 (30%)
31.10.2010 (30%)
Stock Option Plan

5.3.2.	The Pre-existing Basic and/ or Additional Rights of COSMOTE Executives will be converted into Definitive Rights to Purchase OTE Shares, as follows:

Year
Granting Year	of Conversion of Rights
to Cosmote Executives	Basic	Additional
2005*	28.10.2008 (30%)	28.10.2008 (100%)
2006**	31.10.2008 and 1.11.2008 (30%)	31.10.2009 and
	31.10.2009 and 1.11.2009 (30%)	1.11.2009 (100%)
1.11.2008 (40%)
2007	1.11.2009 (30%)	1.11.2010 (100%)
1.11.2010 (30%)

*	This category includes the Pre-existing Rights that were granted for the first time to Executives of Subsidiaries of COSMOTE mobile telephony abroad, by the resolution of the Board of Directors of COSMOTE dated 18.4.2006.

**	This category includes the Pre-existing Rights that were granted for the first time to Executives of the GERMANOS Group of Companies by resolution of the Board of Directors of COSMOTE dated 30.3.2007.
5.4.	The calendar year during which the Stock Option Rights are converted into the Definitive Rights to Purchase OTE Shares hereinafter will be called “Conversion Year”.
6.	Preferential Selling Price — Preferential Purchase Price of OTE Shares
6.1.	The Preferential Selling Price for the first granting of Stock Option Rights (granting year 2008) shall be 19.49 euros.

Exceptionally, with respect to the “Pre-existing Basic Rights”:
6.1.1.	The Preferential Selling Price of the Pre-existing Basic Rights of the OTE Executives is set to the amount of €19.49 (as this price was approved by resolution of the General Meeting of the Company’s Shareholders dated 03/04/2007, by virtue of which such Executives were integrated in the Pre-existing Plan and purchased the Basic Rights, which they still preserve).

6.1.2.	The Preferential Selling Price of the Pre-existing Basic and Additional Rights of COSMOTE Group executives is as follows:
•	Pre-existing Basic or Additional Rights granted in 2005: €15.95 (price at which the respective rights for the purchase of COSMOTE shares were granted, by virtue of the Pre-existing COSMOTE Plan)

•	Pre-existing Basic or Additional Rights granted in 2006: €18.84 (price at which the respective rights for the purchase of COSMOTE shares were granted, by virtue of the Pre-existing COSMOTE Plan)

•	Pre-existing Basic or Additional Rights granted in 2007: €19.49 (price at which the stock option rights were granted in 2007 to OTE executives).
The beneficiaries of Pre-existing Basic and Additional Rights will be informed by COSMOTE by means of a relevant letter, within one (1) month the latest as of the approval of this present by the General Meeting of OTE Shareholders.
Stock Option Plan

The Preferential Selling Price with respect to subsequent granting of Stock Option Rights shall be the average of the closing price of the Company’s share on the ATHEX during the month of September of the granting year.
6.2.	Preferential Purchase Price of OTE Shares by OTE executives.
6.2.1.	Without prejudice to the provisions of paragraph 6.2.12 below, the Preferential Purchase Price of OTE Shares corresponding to Definitive Rights to Purchase OTE Shares shall be equal to the Preferential Selling Price of the respective Stock Option Rights.

6.2.2.	Provided the following apply accumulatively:
(i)	achievement, during Conversion Year, of the EBITDA of OTE Group, as such achievement is evaluated by the Company’s Board of Directors

(ii)	achievement, during Conversion Year, of the EBITDA of OTE, as such achievement is evaluated by the Company’s Board of Directors

(iii)	achievement by the participant of a high level of personal performance, in accordance with the provisions of paragraph 6.2.3 below and

(iv)	preservation of the beneficiary’s relation of employment with the Company until the date, inclusive, of passing of a resolution by the Company’s Board of Directors, determining any Discount on the Preferential Selling Price of the Option Rights,
the Preferential Purchase Price of OTE shares will be equal to the Preferential Selling Price of the respective Stock Option Rights, minus the Discount depending on the hierarchy level of each Executive during the year of exercise of the Definitive Rights to Purchase OTE Shares, as follows:
(A)	CEO, General Directors, Deputy General Directors, Legal Counsel, OTE Directors and CEOs of OTE Subsidiaries, a discount of 15% or 20% or 25% on the Preferential Selling Price, depending on the achievement level of the goal determined in paragraph 6.2.2. (ii).

(B)	Sub-Directors / District Directors/ Unit Directors of OTE, a discount of 10% or 15% or 20% on the Preferential Selling Price, depending on the achievement level of the goal determined in paragraph 6.2.2. (ii).
6.2.3.	High Level of Personal Performance means an evaluation of the level “Very Good” or above, in accordance with OTE evaluation procedure as in force from time to time.
(i)	In case of exercise of Basic Rights, the High Level of Personal Performance must be achieved during the Conversion Year, regardless of the time of exercise of said rights.

(ii)	In case of exercise of Additional Stock Option Rights, the High Level of Personal Performance must be achieved in at least 2 of the 3 years preceding the conversion thereof into Definitive Rights to Purchase OTE Shares and under the condition that in none of those 3 years did the Executive reach a performance lower than the level characterized as “Very Good”.
Stock Option Plan

6.2.4.	It is clarified that if the conditions stipulated in paragraph 6.2.2 above are not met, the Preferential Purchase Price of OTE Shares will be the Preferential Selling Price, without the Discount mentioned in said paragraph 6.2.2.

6.2.5.	The Company’s Board of Directors, evaluating the achievement of the EBITDA goal of OTE, determines, per hierarchy level, the discount percentage on the Preferential Selling Price for the Executives who, according to the proposal of the relevant Department of OTE, meet the conditions of paragraph 6.2.2 as well as the other terms of this present.
6.3.	Preferential Purchase Price of OTE Shares by executives of COSMOTE Group.

Described in paragraph 3 of the Annex.
7.	Exercise of Definitive Rights to Purchase OTE Shares.
7.1.	The Definitive Rights to Purchase OTE Shares may be exercised by the beneficiary in their entirety or gradually, at the discretion of the beneficiary, in April and October of each year following the Conversion Year and exclusively within the period of time stipulated in paragraph 8.2 below.

7.2.	The Definitive Rights to Purchase OTE Shares shall be exercised upon the deposit by the beneficiary to the special account of the Company of the amount resulting from the number of the Definitive Rights to Purchase OTE Shares multiplied by the Preferential Purchase Price. In the event that a direct or indirect tax is imposed in relation to the exercise of the Definitive Rights to Purchase OTE Shares, this shall burden the beneficiary.

7.3.	Following this, the Company’s Board of Directors shall issue to those beneficiaries who have exercised their rights certificates representing rights to purchase OTE shares and shall proceed to the increase of the Company’s share capital, in May and November each year, by issuing a number of shares equal to the exercised Definitive Rights and by certifying the payment of said increase.
8.	Loss of Stock Option Rights and Definitive Rights to Purchase OTE Shares
8.1.	Loss of granted Stock Option Rights:

The Basic or Additional Stock Option Rights that have not been converted to Definitive Rights to purchase OTE shares shall be annulled in the following cases:
8.1.1.	When the evaluation of the participant is lower than “Very Good”, in respect of OTE executives, or lower than “fully meeting the position’s requirements”, in respect of COSMOTE Group executives.

In this case, the participant will only lose those Stock Option Rights that would have been converted into Definitive Rights during the year for which the Executive received an evaluation of this level.

8.1.2.	In the event that the participant’s relation of employment with the Company expires for any reason whatsoever, unless the OTE Board of Directors decides differently.

8.1.3.	In the event of death of the beneficiary.
Stock Option Plan

In the event that, after granting of Basic Stock Option Rights and before their conversion into Definitive Rights, the participant ceases to occupy a position which would justify the participation in the Plan, but maintains his/her relation of employment, then any Basic Stock Option Rights not converted into Definitive shall be annulled, with the exception of those that would have been converted into Definitive on the first conversion date after the loss of the employment position. It is clarified that in this case, any Additional Stock Option Rights already granted shall not be annulled, even if they haven’t been converted into Definitive Rights.

8.2.	Loss of Definitive Rights to Purchase OTE Shares:

The participants in this Plan lose their Definitive Rights to Purchase OTE Shares in case they have not exercised such Rights, within the period of time stated below:
(i)	Definitive Rights following conversion of Basic Stock Option Rights:

These may be exercised until the month of October, inclusive, of the 5th calendar year as of the Granting Date of the relevant Basic Stock Option Rights.

(ii)	Definitive Rights following conversion of Additional Stock Option Rights:

These may be exercised until the month of October, inclusive, of the 1st calendar year following the Conversion Year.
9.	Other issues
9.1.	Duration of the Plan: The Board of Directors may grant Basic and/ or Additional Stock Option Rights by virtue of this Plan annually, starting in 2008 (first granting) until 2010 (three-year term). The total number of stock option rights that may be granted shall amount to a maximum of 15,500,000 stock option rights, i.e. about 3.16% of the aggregate shares of the Company existing at the year of approval of the Plan.

9.2.	Any transfer or assignment of the Option Rights while the beneficiary is in life is forbidden.

9.3.	In the event of death of one of the participants after the conversion of the Stock Option Rights granted to such participant into Definitive Rights, any of the Definitive Rights of the deceased which have not been exercised until the time of death may be exercised by the persons stated below, in accordance with the terms and within the deadlines of this present. In particular:
9.3.1.	If the deceased has nominated beneficiaries of this Plan, the rights may be exercised by said beneficiaries. Any statement (nomination) of beneficiaries may be revoked or replaced freely by the participant.

9.3.2.	If the deceased has not nominated any beneficiaries, the Definitive Rights may be exercised by the heirs at law of the deceased and at the percentage by which each heir is entitled to participate in the inheritance of the deceased.
9.4.	The Company undertakes all the expenses for the organization and management of the Plan. The beneficiary will only be burdened with the Preferential Purchase Price, any additional expenses or taxes that might be imposed in the future on the exercise of Definitive Rights, as well as with stock exchange fees and fees of agents/ brokers, where required.

9.5.	The Plan shall be construed and administered, with respect to the executives of OTE as well as those of COSMOTE Group, by resolutions of the Company’s Board of Directors. The
Stock Option Plan

Board of Directors of OTE may resolve to the integration of other companies of OTE Group in the Plan.

9.6.	The General Meeting of the Company’s Shareholders may, at its discretion, at any time and without harm to the Company, amend this Plan, with respect to the Stock Option Rights for which the Participant was included in this Plan, provided that such Rights have not been converted into Definitive Rights. In particular, in case of delisting of the shares of OTE from the Stock Exchange, the following will apply to the already granted option rights:
(a)	Stock Option Rights which have not been converted into Definitive Rights:

These shall be replaced by an equal number of Factitious Stock Option Rights which, when converted into definitive rights, and under the condition of achievement, during the year of conversion, of specific corporate goals of OTE Group, set by the OTE Board of Directors. The Factitious Stock Option Rights confer upon the beneficiary the right to participate in OTE profits made in the financial year of the conversion, instead of the right to purchase shares. The participation in the profits shall be for an amount (Reward Amount) which is determined as follows:
(i)	Award Amount, if the delisting is taking place after a Tender Offer:

The Tender Offer Price, escalating annually by the percentage of change of the Consumer Price Index (as calculated by the National Statistical Service of Greece) during the period of time starting on the month when the share ceased to trade until October of the conversion year, MINUS the Purchase Price MULTIPLIED BY the number of Stock Option Rights.

(ii)	Award Amount in the event there is no Tender Offer:

The Average Fixing Price of the share on the Stock Exchange during the month which preceded the date of cessation of trade, escalating annually by the percentage of change of the Consumer Price Index (as calculated by the National Statistical Service of Greece) during the period of time starting in the month of cessation of trade of the share until October of the conversion year, MINUS the Purchase Price MULTIPLIED BY the number of Stock Option Rights.
(b)	Stock Option Rights which have been converted into Definitive Right and have not been exercised:

In the event of a Tender Offer: The OTE Board of Directors will take any required and necessary action so that, prior to the delisting of the shares from the Stock Exchange, the beneficiaries will have the chance to exercise their definitive rights, purchase the corresponding shares and sell these to the offeror.

If for any reason, not due to the beneficiaries, the foregoing are not implemented until the delisting of OTE shares from the Stock Exchange, then the definitive rights will be converted de jure into a participation right in OTE profits made in the financial year of the delisting of the shares from the Stock Exchange, by the Award Amount according to the foregoing.
9.7.	Every person accepting to participate in the Plan, unconditionally accepts as final, irrevocable and binding all the resolutions of the General Meeting of the Shareholders and of
Stock Option Plan

the Company’s Board of Directors with respect to the Plan. Upon the exercise of the Rights granted to each Executive in accordance with the terms of this Plan, a contract shall be deemed to have been entered into between such Executive and the Company, the content of which shall comprise of the terms of this resolution, as these are construed and specified by the resolutions of the Company’s Board of Directors. The exercise of the Rights signifies the unreserved acceptance of the terms of the contract entered into according to the above, as such contract will be construed and specified by the latest decisions of the Board of Directors.

9.8.	The terms of this Plan shall also apply to the Pre-existing Basic or Additional Rights which have been granted to Executives.

9.9.	This Plan shall be governed by Greek Law.
II.	The Board of Directors to be authorized to proceed, by means of resolutions thereof, to:
A)	Determine every relevant detail in respect of the description of the conditions for the granting of rights to the beneficiaries and of the general procedure of granting such rights, including the exact number of the rights to be granted, within the limits set out by the General Meeting of the Shareholders,

B)	Issue certificates of rights to purchase shares,

C)	Increase the share capital each time up to the amount paid up, and

D)	Take any action required by law and within the limits of the resolution of the General Meeting of the Shareholders until the sale of the shares to the beneficiaries and in general the implementation of the plan.

Nikolaos Tsatsanis	Christini Spanoudaki
General Director of	Chief
Human Resources	Financial Officer
Stock Option Plan

ANNEX
1.	Specification of participants
1.1.	COSMOTE Executives: The Chairman of the BoD, the Chief Executive Officer, any Deputy Chief Executive Officer, the Legal Adviser, the General Directors, the Directors, Sub-Directors and Heads of Departments of COSMOTE (“COSMOTE Executives”).

1.2.	Executives of the COSMOTE mobile telephony Subsidiaries abroad: The Chief Executive Officers, the Legal Advisers, the General Directors and the Directors of the COSMOTE mobile telephony Subsidiaries abroad (“Executives of COSMOTE mobile telephony Subsidiaries abroad”).

1.3.	GERMANOS Group Executives:
(a)	Executives of GERMANOS SA (“GERMANOS”), a subsidiary of COSMOTE, whose position is equivalent to the rank of General Director, Director, Sub-Director or Head of Department of COSMOTE, as such equivalence is specified by COSMOTE (“GERMANOS Executives”);

(b)	Executives of subsidiaries of GERMANOS abroad, whose position is equivalent to the rank of General Director or Director of the COSMOTE mobile telephony subsidiaries abroad, as such equivalence is specified by COSMOTE (“Executives of the GERMANOS Subsidiaries abroad”), and

(c)	The General Director of E-VALUE, a subsidiary of GERMANOS (“E-VALUE Executive”)
(all Executives under (a), (b) and (c) above collectively referred to as “GERMANOS Group Executives”).

1.4.	In case of change to the organizational chart, persons who, according to the new organizational chart, hold positions of equivalent ranks to the above may participate in the Plan.

1.5.	This Plan addresses Executives of the following companies of the COSMOTE Group:
•	COSMOTE MOBILE TELECOMMUNICATIONS S.A.

•	COSMOTE ROMANIAN MOBILE TELECOMMUNICATIONS S.A.

•	COSMO BULGARIA MOBILE EAD

•	ALBANIAN MOBILE COMMUNICATIONS Sh.a

•	COSMOFON MOBILE TELECOMMUNICATIONS SERVICES AD — SKOPJE

•	GERMANOS INDUSTRIAL & COMMERCIAL COMPANY OF ELECTRONIC TELECOMMUNICATION MATERIAL & SUPPLY OF TELECOMMUNICATION SERVICES S.A.

•	E-VALUE SOCIETE ANONYME FOR THE PROVISION OF DIRECT MARKETING AND CUSTOMER SERVICES (E-VALUE S.A.)

•	GERMANOS TELECOM BULGARIA AD

•	GERMANOS TELECOM ROMANIA S.A.

•	SUNLIGHT ROMANIA S.R.L./FILIALA

•	GERMANOS TELECOM SKOPJE S.A

Annex	Page 1 of 6

1.6.	The Plan which applies to COSMOTE Executives who work in Greece, i.e. the terms of 2.1 hereof, shall apply to those COSMOTE Executives who have been will be seconded to COSMOTE mobile telephony Subsidiaries abroad. The calculation basis of Stock Option Rights of such Executives shall be exclusively the salary directly received from COSMOTE.

1.7.	The Plan which applies to GERMANOS or E-VALUE Executives, i.e. the terms of 2.3(a) and 2.3(c) hereof, as the case may be, shall apply to those GERMANOS or E-VALUE Executives who have been or will be seconded to COSMOTE Group Subsidiaries abroad. The calculation basis of Stock Option Rights of such Executives shall be exclusively the salary directly received from GERMANOS or E-VALUE.

1.8.	Executives of a COSMOTE Group company operating in Greece, who are directly employed by a COSMOTE Group company operating abroad upon termination of employment with the COSMOTE Group company operating in Greece, and who have already received Basic Stock Option Rights, may not receive new Basic Stock Option Rights. Any Additional Stock Option Rights shall be granted according to the regulations which apply to Executives of the COSMOTE Group company operating abroad, by which they are employed.

1.9.	COSMOTE Group Executives who are seconded to any company of the OTE Group shall retain any Stock Option Rights already granted under this Plan (including any Pre-existing Rights of COSMOTE Executives). Any new Stock Option rights shall not be subject to this Plan, but to the OTE plan which may apply to the company of secondment.

1.10.	An Executive who has already been granted Basic Stock Option Rights either under Pre-existing OTE and COSMOTE Plans or under this Plan shall in no case be entitled to new Basic Stock Option Rights.

1.11.	Internal transfers within OTE Group companies shall not form grounds to forfeit any Stock Option Rights granted. Internal transfers shall also include cases of employment termination of an Executive with an OTE Group company and subsequent new employment agreement with another OTE Group company.

1.12.	Executives seconded from OTE to COSMOTE and directly employed by the latter under an employment agreement for an equivalent position shall not forfeit, on the grounds of change of employer, any Stock Option Rights granted at the time of secondment.

Annex	Page 2 of 6

2.	Content and Classification of Stock Option Rights.

The maximum number of Stock Option Rights to be granted shall arise from a multiple of the participant’s Annual Gross Salary divided by the Preferential Selling Price, according to the following:
2.1.	COSMOTE Executives

BASIC OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Basic Option Rights to be granted to COSMOTE Executives shall arise is:
a)	for the BoD Chairman, the maximum of 2.5 Annual Gross Salaries payable to the Chief Executive Officer or the Deputy Chief Executive Officer;

b)	for the Chief Executive Officer, any Deputy Chief Executive Officer, the Legal Adviser and the General Directors, the maximum of five (5) Annual Gross Salaries;

c)	for the Directors, the maximum of four (4) Annual Gross Salaries;

d)	for the Sub-Directors, the maximum of three (3) Annual Gross Salaries, and

e)	for the Heads of Departments, the maximum of two (2) Annual Gross Salaries.
ADDITIONAL OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Additional Option Rights to be granted to COSMOTE Executives shall arise is the maximum of one (1) Annual Gross Salary of each participant.
2.2.	Executives of the COSMOTE mobile telephony Subsidiaries abroad

BASIC OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Basic Option Rights to be granted to Executives of the COSMOTE mobile telephony Subsidiaries abroad shall arise is:
a)	the maximum of two (2) Annual Gross Salaries for the Chief Executive Officers, and

b)	the maximum of one (1) Annual Gross Salary for General Directors and Directors.
ADDITIONAL OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Additional Option Rights to be granted to Executives of the COSMOTE mobile telephony Subsidiaries abroad shall arise is the maximum of 0.75 of the Annual Gross Salary of the participating Executive of the COSMOTE mobile telephony Subsidiaries abroad.

2.3.	GERMANOS Group Executives

BASIC OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Basic Option Rights to be granted to GERMANOS Group Executives shall arise is:
(a)	GERMANOS Executives:
i)	whose position is equivalent to the rank of General Director in COSMOTE, the maximum of five (5) Annual Gross Salaries;

ii)	whose position is equivalent to the rank of Director in COSMOTE, the maximum of four (4) Annual Gross Salaries;

iii)	whose position is equivalent to the rank of Sub-Director in COSMOTE, the maximum of three (3) Annual Gross Salaries, and

Annex	Page 3 of 6

iv)	whose position is equivalent to the rank of Head of Department in COSMOTE, the maximum of two (2) Annual Gross Salaries.
(b)	Executives of GERMANOS Subsidiaries Abroad:

whose position is equivalent to the rank of General Director or Director in the COSMOTE mobile telephony Subsidiaries abroad, the maximum of one (1) Annual Gross Salary;

(c)	E-VALUE Executive: the maximum of three (3) Annual Gross Salaries.
ADDITIONAL OPTION RIGHTS: The multiple of the Annual Gross Salary on the basis of which the number of Additional Option Rights to be granted to GERMANOS Group Executives shall arise is:
(a)	GERMANOS Executives: the maximum of one (1) Annual Gross Salary.

(b)	Executives of GERMANOS Subsidiaries Abroad: the maximum of 0.75 of the participant’s Annual Gross Salary.

(c)	E-VALUE Executive: the maximum of one (1) Annual Gross Salary.
2.4.	It is clarified that:

Unless salaries are paid in Euros, the foreign currency in which salaries are paid shall be converted into Euros on the basis of the exchange rate as of the last day of the month preceding payment, according to official information from the Bank of Greece.

Legal Advisers of COSMOTE mobile telephony Subsidiaries abroad and the GERMANOS Group shall be granted Stock Option Rights depending on their rank in the company of employment.
•	Upon approval of this Plan by the General Assembly of OTE Shareholders, the existing Basic and Additional Option Rights for the purchase of COSMOTE shares which have already been granted by COSMOTE in 2005, 2006 and 2007 in line with the Pre-existing COSMOTE Plan, shall be replaced in whole by equivalent Basic and/ or Additional Option Rights, respectively, for the purchase of OTE Shares (“Pre-existing Basic or Additional Option Rights of COSMOTE Executives”). The Preferential Selling Price of Pre-existing Basic or Additional Option Rights is as follows:Pre-existing Basic or Additional Option Rights granted in 2005: €15.95 (price at which the respective rights for COSMOTE shares were granted in line with the Pre-existing COSMOTE Plan).

•	Pre-existing Basic or Additional Option Rights granted in 2006: €18.84 (price at which the respective rights for COSMOTE shares were granted in line with the Pre-existing COSMOTE Plan).

•	Pre-existing Basic or Additional Option Rights granted in 2007: €19.49 (price at which stock option rights were granted to OTE Executives in 2007).

The beneficiaries of Pre-existing Basic or Additional Option Rights shall be notified by COSMOTE via a relevant letter no later than one (1) month from approval of this Plan by the General Assembly of OTE Shareholders.

Annex	Page 4 of 6

3.	Preferential Purchase Price of OTE Shares by Cosmote Group Executives
3.1.	Without prejudice to the provisions of para.3.2 below, the Preferential Purchase Price of OTE Shares corresponding to Final Rights to Purchase OTE Shares shall be equal to the Preferential Selling price of the respective Stock Option Rights.

3.2.	Provided that all of the following apply:
(i)	achievement during the Year of Conversion:
(a)	of the OTE Group EBITDA, as such achievement is assessed by the OTE Board of Directors, and

(b)	of specific corporate objectives of the COSMOTE Group set by the COSMOTE Board of Directors, as such achievement is assessed by the COSMOTE Board of Directors,
(ii)	achievement of high level of individual performance by the participant (“High Level of Individual Performance”), according to paragraph 3.3 below, and

(iii)	retention of beneficiary’s employment relation with an OTE Group company until the date of decision by the OTE Board of Directors specifying any Discount on the Preferential Selling Price of Stock Option Rights,
the Preferential Purchase Price of OTE Shares shall be equal to the Preferential Selling Price of the respective Stock Option Rights, minus a Discount depending on the Executive’s rank as of the time of exercise of the Final Rights to Purchase OTE Shares, as follows:
(A)    Chairman of the BoD, CEO, any Deputy CEO, General Directors, Legal Adviser, COSMOTE Directors, Executives of the Company’s mobile telephony Subsidiaries abroad and beneficiaries holding equivalent positions in the GERMANOS Group, as specified in paragraphs 2.1, 2.2 and 2.3 hereof: discount of 15% or 20% or 25%, respectively, on the Preferential Selling Price, depending on the extent of achievement of the objectives set out in paragraph 3.2. (i) (b).
(B)    Sub-Directors, Heads of Departments of COSMOTE and beneficiaries holding equivalent positions in the GERMANOS Group, as specified in paragraphs 2.1 and 2.3 hereof: discount of 10% or 15% or 20%, respectively, on the Preferential Selling Price, depending on the extent of achievement of the objectives set out in paragraph 3.2. (i) (b).
3.3.	High Level of Individual Performance:

High Level of Individual Performance means performance demonstrated by an Executive, which exceeds the “fully meets position requirements” level, according to the applicable performance evaluation procedure followed by the COSMOTE Group company where the Executive is employed, as follows:
(i)	In the case of exercise of Basic Option Rights, the High Level of Individual Performance must have been achieved during the Year of Conversion, regardless of the time of exercise.

(ii)	In the case of exercise of Additional Option Rights, the High Level of Individual Performance must have been achieved at least during 2 out of the 3 years until their conversion into Final Rights to Purchase OTE Shares, provided also that the Executive does not demonstrate individual performance lower than the position requirements during any of the 3 years.

Annex	Page 5 of 6

3.4.	It is clarified that in case the requirements laid down in paragraph 3.2 above are not met, the Preferential Purchase Price of OTE Shares shall be equal to the Preferential Selling Price excluding the Discount referred to in said paragraph 3.2.

3.5.	According to the evaluation of corporate objectives for the COSMOTE Group by the COSMOTE BoD, the OTE Board of Directors shall approve, per rank, the discount percentage on the Preferential Selling Price for those COSMOTE Executives who meet, under the COSMOTE BoD proposal, the requirements of paragraph 3.2, as well as the remaining terms hereof.
This Annex forms an integral part of the Proposal to the OTE BoD for the Introduction of a Long-Term Plan for the Provision of Stock Option Rights.

Nikolaos Tsatsanis	Christini Spanoudaki
Human Resources General Director	Chief Financial Officer

Annex	Page 6 of 6